Exhibit 23.01

Consent of independent Certified Public Accountants

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated February 17, 2006 relating to the consolidated financial statements of Expedition Leasing, Inc. and Subsidiary (a development stage enterprise), and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Pender Newkirk & Company LLP
Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida
September 28, 2006